MASTER AGREEMENT
                           OF MERGER AND ACQUISITION

                           --------------------------

                                  by and among

                          Highwoods Properties, Inc.,

                     Highwoods/Forsyth Limited Partnership,

                  Associated Capital Properties, Inc. and its

                                  Shareholders


                             Dated August ___, 1997

                           --------------------------


        IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF ANY DOCUMENT USED IN CONNECTION WITH THE OFFERING AND ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO THE REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISK OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

                              MASTER AGREEMENT OF
                             MERGER AND ACQUISITION

        This MASTER AGREEMENT OF MERGER AND ACQUISITION (the "Master Agreement") is made as of the 27th day of August, 1997, by and among HIGHWOODS PROPERTIES, INC., a Maryland corporation ("HPI"), HIGHWOODS/FORSYTH LIMITED PARTNERSHIP, a North Carolina limited partnership ("Highwoods"), ASSOCIATED CAPITAL PROPERTIES, INC., a Florida corporation ("ACP") and the shareholders of ACP (the "ACP Shareholders").

        WHEREAS, Highwoods is a North Carolina limited partnership having HPI as its sole general partner and HPI has elected to be qualified as a real estate investment trust under the Code; and

        WHEREAS, the partnership, listed on Schedule 1 attached hereto (the "ACP Partnerships") own certain real properties located throughout Florida;

        WHEREAS, ACP is engaged in certain real estate-related activities throughout Florida including brokerage, leasing and management;

        WHEREAS, Highwoods and the owners of the ACP Partnerships (the "ACP Partners") have entered into or will enter into the Contribution Agreements (as defined below), pursuant to which such ACP Partners, subject to the provisions thereof, will irrevocably agree to sell, transfer and assign their interests in the ACP Partnerships to Highwoods; and

        WHEREAS, pursuant to the terms hereof and the terms of the Contribution Agreements, Highwoods, ACP, the ACP Partnerships, the corporations listed at
Schedule 1-1 (the "ACP Corporations") and the ACP Shareholders desire to combine their respective businesses subject to the terms, conditions, provisions and limitations of this Master Agreement;

        NOW, THEREFORE, in consideration of the premises herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

        The following capitalized terms shall have the following meanings for all purposes of this Master Agreement and such meanings are equally applicable to the singular and plural forms of the terms defined. The terms "hereof", "hereto", "herein", "hereunder" and comparable terms refer to the entire agreement with respect to which such terms are used and not to any particular section, subsection, paragraph or other subdivision thereof.

     "ACP Cash Recipients" means collectively those of the ACP Partners receiving cash pursuant to the transactions contemplated by the Purchase Option Agreements (as defined below).

     "ACP Corporations" means those corporate general partners of certain of the ACP Partnerships as listed on Schedule 1-1.

     "ACP Financial Statements" means the periodic historical income statements and balance sheets provided to Highwoods (including the schedules attached thereto) for the ACP Partnerships, the ACP Corporations and ACP, and specifically excludes any forecasts and projections.

     "ACP Parties" means collectively ACP, the ACP Partnerships, ACP Partners, the ACP Corporations and the ACP Shareholders, without duplication.

     "ACP Partners" means collectively ACP, the ACP Cash Recipients and the ACP Unit Recipients (as defined below) as listed on Schedule 3.2(a) attached hereto.

     "ACP Property Owners" means the ACP Partnerships, the ACP Corporations and ACP.

     "ACP Shareholders" means Messrs. James R. Heistand, Dale Johannes and Allen deOlazarra

     "ACP Unit Recipients" means collectively those parties receiving Units (as defined below) pursuant to the transactions contemplated by the Exchange Option Agreements (as defined below).

     "Actual Knowledge" for the purposes of this Master Agreement shall mean information which is known to an individual or, as to any entity, to the officers, general partners or managers of such entity without the requirement of additional inquiry.

     "Assumed ACP Debt Financing" means the indebtedness described on Schedule 1-2 attached hereto.

     "Assumed ACP Mortgages" means the deeds to secure debt, mortgages or other instruments that secure the Assumed ACP Debt Financing.

     "Closing" means the consummation of the transactions contemplated by this Master Agreement.

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

     "Closing Date" means the date upon which all the conditions for closing and consummation of the transactions contemplated by this Master Agreement shall have been satisfied.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Contribution Agreements" means collectively the Purchase Option Agreements and the Exchange Option Agreements.

     "Environmental Law" means any and all federal, state and local laws, regulations, ordinances and other requirements relating to pollution or protection of the environment, including, without limitation, laws, regulations and requirements relating to the ownership, possession, storage and control of the Properties (as defined below) and to emissions, discharges, releases or threatened releases of storm water, pollutants, contaminants, toxic or hazardous substances, or solid or hazardous wastes into the environment (including without limitation ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, toxic or hazardous substances, or solid or hazardous wastes. The Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Option Agreements" means, collectively, those agreements in substantially the form attached hereto as Schedule 1-3 to be entered into by Highwoods, HPI and certain of the ACP Parties pursuant to which Units are to be exchanged for certain ownership interests in the ACP Partnerships.

     "Future Acquisition Properties" shall have the meaning provided at Section 3.1(b).

     "Highwoods Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of Highwoods/Forsyth Limited Partnership dated as of June 14, 1994, as amended through the date of Closing.

     "Improvements" means all buildings, structures, streets, furnishings, parking lots, landscaping, walls, ponds, culverts, fixtures, utilities, fences, driveways, loading docks, security systems and other physical features constructed or assembled on, at, upon or beneath any of the Properties (whether finished or unfinished) and owned by the respective ACP Property Owner owning such Property.

     "Indebtedness" means, without duplication, any obligations for borrowed money and all monetary obligations to trade creditors, whether heretofore, now or hereafter owing, arising, due or payable to any person and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise and whether matured or unmatured. Without in any way limiting the generality of the foregoing, Indebtedness specifically includes the following: (a) all obligations or liabilities of any person that are secured by any lien, claim, encumbrance or security interest upon property; (b) all obligations or liabilities created or arising under any capital lease of real or personal property, or conditional sale or other title retention agreement with respect to property, even though the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; (c) all unfunded pension fund, employee medical or welfare obligations and liabilities; (d) deferred taxes; and (e) all obligations under any indemnification agreements, guaranty agreements, letters of credit or other documents creating such contingent liabilities.

     "Investment Committee" shall mean the Investment Committee of the Board of Directors of HPI (the "Board").

     "Liability" means any liability, obligation or indebtedness of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due, or payable by ACP, the ACP Partnerships or the ACP Corporations, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed, or otherwise, including obligations of performance.

     "Lien" means any interest in property securing an obligation owed to, or a claim by, a person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a deed to secure debt, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease consignment or bailment for security purposes. The term Lien shall include reservations, exceptions, defects of any kind or nature, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property.

     "Owned Properties" means the real and personal property owned by the ACP Partnership listed at Schedule 3.1(a)(A).

     "Payable ACP Debt Financing" means the indebtedness described on Schedule 1-5 attached hereto.

     "Pending Acquisition Properties" means the real and personal property listed on Schedule 3.1(a)(B).

     "Permitted Lien" means (i) liens for 1997 ad valorem taxes not yet due and payable; (ii) restrictions, easements, covenants, reservations and rights of way of record that would be disclosed by a complete title examination;
     (iii) zoning ordinances, restrictions and other requirements imposed by governmental authority as do not materially interfere with the present use of a parcel of property; (iv) such imperfections of title, liens and encumbrances, if any, as do not detract materially from the value or interfere with the present use of a parcel of property and which do not secure obligations for borrowed money or the deferred purchase price of property; and (v) the liens securing the Assumed ACP Debt Financing and the liens securing the Payable ACP Debt Financing.

     "Person" means any individual, joint venture, corporation, limited liability company, voluntary association, partnership, trust, joint stock company, unincorporated organization, association, government, or any agency, instrumentality, or political subdivision thereof, or any other form of entity.

     "Property" or "Properties" shall mean, individually, the real property together with any Improvements thereon and all personal property and rights, privileges and interests appurtenant thereto owned by an ACP Property Owner or, collectively, by all of the ACP Property Owners as more particularly described on the Descriptive Property Exhibit attached hereto at Schedule 1-6.

     "Purchase Option Agreements" means, collectively, those agreements in substantially the form attached hereto as Schedule 1-4 to be entered into by Highwoods, HPI and certain of the ACP Parties pursuant to which cash is to be paid for certain ownership interests in the ACP Partnerships.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Laws" means the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

     "Shares" means the duly authorized common stock, par value $.01 per share, of HPI.

     "Unit" means an undivided limited partnership interest in Highwoods, which is exchangeable by a Unit holder for either cash or Shares, whichever may be elected by HPI, in accordance with the Highwoods Partnership Agreement and the Registration Rights Agreement to be executed in conjunction with the Contribution Agreements. "Units" refers to Class A Units as provided by the Highwoods Partnership Agreement unless otherwise specified.

                                   ARTICLE II
                                THE TRANSACTIONS

        2.1 General. Subject to the terms, conditions, provisions and limitations in this Master Agreement, on the Closing Date the parties shall cause the transactions contemplated hereby (the "Transactions") to be consummated, including, but not limited to:

             (a) The Closings under the Contribution Agreements, as described in
        Section 2.2 below; and
             (b) The merger of ACP and the ACP Corporations into HPI pursuant to the terms and conditions hereof, as more particularly described in
        Article IV below.

        2.2 Contribution Agreements. Highwoods shall tender the consideration required by each of the Contribution Agreements such that each "Final Closing", as defined in the Contribution Agreements, occurs under the terms of each of the respective Contribution Agreements.

        2.3     Closing.

             (a) The Closing of the Contribution Agreements for the Owned Properties and the Pending Acquisition Properties shall take place at the offices of Highwoods' attorneys (or as otherwise mutually agreed) on September 15, 1997, unless otherwise mutually agreed; however, the parties acknowledge that the consummation of the transactions with respect to the Pending Acquisition Properties may not occur until on or about September 22, 1997. The Closing of the contribution of each of the Future Acquisition Properties shall occur as provided in the contracts for such properties as approved by the Investment Committee. In the event that the parties are proceeding to the Closing of the Contribution Agreements but are unable to close by September 15, 1997 (or September 22, 1997 with respect to the consummation of the Pending Acquisition Properties as discussed above) due to reasonable cause, the parties agree that they will set a reasonable and mutually agreeable date for Closing, which date shall not in any event be later than October 15, 1997. Unless such date is otherwise extended by agreement of the parties, this Master Agreement shall terminate on September 15, 1997 or October 16, 1997 (if extended in accordance with the provision of the previous sentence) at which time all of its terms and provisions shall be of no further force and effect except that Sections 13.5, 13.6 and 2.4(d) shall survive such termination.

             (b) Highwoods may terminate this Master Agreement without liability and without waiving any of its rights at law or in equity by giving notice to ACP at any time prior to the Closing:

                  (i) If the Closing shall not have occurred on or before the
             Closing Date by reason of the failure of the ACP Parties to satisfy any condition precedent to the performance of Highwoods (unless the failure results from Highwoods itself breaching any representation, warranty or covenant contained in this Master Agreement or Highwoods' failure to satisfy any condition precedent to the performance of the ACP Parties);

                  (ii) If any of the ACP Parties files any voluntary petition, or has filed against it any involuntary petition, seeking liquidation, reorganization, arrangement, readjustment of debts or for any other relief under the United States Bankruptcy Code or under any other statute, code or act, whether state, federal or foreign, or becomes insolvent or otherwise becomes subject to any reorganization or insolvency proceeding; or

                  (iii) Pursuant to the terms of Section 2.4 hereof.

             (c) The ACP Parties may terminate this Master Agreement without liability and without waiving any of their respective rights at law or in equity by giving notice to Highwoods at any time prior to the
        Closing:

                  (i) If the Closing shall not have occurred on or before the
             Closing Date by reason of any condition precedent herein to the performance by the ACP Parties not being fulfilled (unless the failure results from any of the ACP Parties breaching any representation, warranty, or covenant contained in this Master Agreement); or

                (ii) Pursuant to the terms of Section 2.5 hereof.

        2.4     Examination by Highwoods.

             (a) Highwoods, at its own expense and at any time from the date hereof until September 12, 1997 (the "Review Period") (except with respect to Section 2.4(a)(v)), shall have the right, but not the obligation, to perform the following procedures:

                  (i) Inspect all physical aspects of the Properties, including all systems, components and service contracts. ACP agrees to supply HPI or Highwoods with "as-built" plans, specs and surveys with respect to all Properties that are in its possession or under its control;

                  (ii) Investigate all zoning, code and governmental
             requirements;

                  (iii) Review and perform Phase I and Phase II audits and other environmental studies;

                  (iv) Review preliminary title reports and surveys;

                  (v) Review copies of leases, rental agreements and contracts, together with any modifications or amendments therein pertaining to the operation of the Properties, but it is acknowledged by Highwoods that such review was completed on August 15, 1997 for purposes of confirming the income analysis of the Properties except as to final documentation of the Accustaff lease or modification in Independent Square and the ProSource lease or modification in the Atrium at Coral Gables, which documentation shall be provided by ACP for Highwoods review as soon as practicable after the date hereof;

                  (vi) For the purpose of assessing the financial information of
             ACP, the ACP Partnerships, the ACP Corporations and the Properties, other than the income stream of the Properties as described at
             Section 2.4(a)(v) above, obtain audited financial statements, verify financial information from all accounting books and records since inception of the ACP Partnerships' ownership and review any other information and documents in the ACP Partnerships' possession or control that pertains to the ACP Partnerships' ownership and operation of the Properties (collectively, the "Records"); and

                  (vii) Review all documentation required to be executed in
             connection with the assumption by Highwoods of the Assumed ACP Debt Financing (the "Assumption Documents").

        ACP and the ACP Shareholders covenant and agree that they shall provide Highwoods with access to, and copies of, all Records in their possession and control. HPI and Highwoods shall conduct all of their property inspections in a manner not disruptive to the ACP Parties, the tenants or the operation of the Properties.

        ACP and the ACP Shareholders shall cooperate with Highwoods before and after the Closing in providing such information as is available or reasonably obtainable and as Highwoods or HPI may reasonably require to prepare its Form 8-K filings and such other reports and filings as may be required by any governmental authority or the NYSE.

        (b) In the event that during the Review Period Highwoods, in its reasonable judgment, determines that there are material structural or environmental defects or title or other deficiencies existing at a Property or Properties, Highwoods shall have the option to terminate this Master Agreement without incurring the "break-up" fee provided at Section 13.8 if the total costs to repair, remedy or remove such deficiencies and/or defects from the Properties exceeds $15,000,000 in the aggregate. The ACP Parties shall have no obligation to cure any such defects or deficiencies and HPI's and Highwoods' only remedy with respect thereto shall be to terminate this Master Agreement as provided in this Section 2.4(b).

        (c) In the event that during the Review Period Highwoods, in its reasonable judgment, determines that any of the terms, conditions or provisions of the Assumption Documents are unacceptable to Highwoods in any respect, then Highwoods shall have the option to pay off the Assumed ACP Debt Financing to which such documents relate at or immediately following the Closing, provided that the prepayment of such Assumed ACP Debt Financing shall not result in any adjustment to the Aggregate Consideration (as defined in Section 3.1) payable to the ACP Parties and Highwoods shall pay any and all prepayment penalties, fees and other expenses associated with such prepayment listed on Schedule 2.4(c), except that ACP and the ACP Shareholders shall pay any such penalties or fees associated with any debt owed to Lehman Brothers, Inc.

        (d) HPI and Highwoods agree to indemnify and hold the ACP Parties harmless from and against any and all claims, causes of action, damages, costs (including reasonable attorney's fees), injuries and liabilities resulting from the activities of HPI and Highwoods and/or HPI's or Highwoods' agents or designees at or on the Properties. Notwithstanding anything to the contrary contained elsewhere in this Master Agreement, the provisions of this Section 2.4(d) shall survive both Closing and termination of this Master Agreement.

        2.5     Examination by ACP

        Highwoods shall give the ACP Parties the opportunity to conduct a due diligence review of the business and affairs of Highwoods and HPI, so long as all such due diligence occurs prior to September 12, 1997 and does not unreasonably disrupt the operations of Highwoods or its outside auditors or securities counsel. After such due diligence (but prior to September 12, 1997), if ACP or the ACP Parties determine that the transaction contemplated hereby is undesirable due to a material adverse change in the business or financial condition or the financial or business prospects of Highwoods or HPI since March 31, 1997, the ACP Parties may terminate this Master Agreement without incurring the "break up" fee described in Section 13.8. A "material adverse change" for purposes of this Section 2.5 shall include, but not be limited to, (i) any class action claim under Rule 10b-5 of the Exchange Act against either HPI or Highwoods which, if determined adverse to HPI or Highwoods, could reasonably be expected to have a materially adverse impact on HPI or Highwoods and (ii) the loss by Highwoods or HPI of investment grade credit status by either of the rating agencies, i.e., Moody's Investors Services or Standard & Poors Ratings Group.


                                  ARTICLE III
                                 CONSIDERATION

        3.1 Purchase Price Generally. The total consideration to be transferred or paid to the ACP Partners on the Closing Date (prior to the adjustments required by Section 3.3 below) with respect to the Owned Properties and the Pending Acquisition Properties (the "Aggregate Consideration") and the consideration for the Future Acquisition Properties shall be based on the following aggregate assigned values for the various ACP Partnerships that own such Properties:

                (a) The total consideration for the ACP Partnerships listed on
Schedule 3.1(a)A (the Owned Properties) and for the ACP Partnerships listed on
Schedule 3.1(a)B (the Pending Acquisition Properties) shall be based upon a total value for such ACP Partnerships of $551,000,000 in a combination of cash, Units, Shares and debt assumption. Each of the Units and Shares issued shall have an agreed value equal to $32.50. In addition, Highwoods shall pay all closing costs and expenses relating to the acquisition of the Pending Acquisition Properties.

                (b) Schedule 3.1(b) describes the current status of any future transaction involving certain properties which have been approved by the Investment Committee and which are under contract to ACP or its shareholders or an affiliate thereof (the "Future Acquisition Properties"). The total consideration for the Future Acquisition Properties shall be as set forth in
Section 3.2(e).


        3.2 Agreed Upon Consideration. Subject to adjustment as provided below, the Aggregate Consideration required by the Contribution Agreements and this Master Agreement, to be paid by Highwoods or HPI, as the case may be, to or in favor of the ACP Parties on the Closing Date shall be:

                (a) the payment of cash to the ACP Cash Recipients pursuant to the terms of the applicable Purchase Option Agreements and in accordance with
Schedule 3.2(a) attached hereto, which shall be completed prior to the Closing Date;

                (b) the issuance of Class A Units to the ACP Unit Recipients pursuant to the terms of the applicable Exchange Option Agreements and in accordance with

Schedule 3.2(a) attached hereto, which shall be completed prior to the Closing Date;

                (c) the issuance of Shares to the shareholders of the ACP Corporations pursuant to Section 4.6 and in accordance with Schedule 3.2(c) attached hereto, which shall be completed prior to the Closing Date;

                (d) the payment by Highwoods of the Payable ACP Debt Financing and the assumption of the principal balance of the Assumed ACP Debt Financing and the release of all the combined ACP Parties from any and all guaranties and other liabilities arising out of the Payable ACP Debt Financing and the Assumed ACP Debt Financing or any other liabilities assumed by HPI or Highwoods as expressly provided herein. Additionally, Highwoods agrees to pay all fees, costs and expenses (including prepayment penalties) associated with the assumption of the Assumed ACP Debt Financing and the prepayment of the Payable ACP Debt Financing except that the ACP Parties shall pay any penalties or fees associated with the payment of any Payable ACP Debt Financing owed to Lehman Brothers, Inc.; and

                (e) for the Future Acquisition Properties, a combination of cash, assumed debt and Units in an amount to be mutually agreed upon, but in no event shall such amount exceed 102% of ACP's contract price for the purchase of such properties, delivered to the ACP Shareholders or such other persons(s) as appropriate upon their closing on the acquisition of such properties.

Notwithstanding the amounts set forth in Schedules 3.2(a) and 3.2(c) hereof, (i) the allocation of the components comprising the Aggregate Consideration may be adjusted upon the mutual agreement of the parties hereto and (ii) each ACP Partner's consideration (in cash or Units) and the consideration (in Shares) of each of the ACP Corporations' shareholders to be received shall be adjusted, as applicable, pursuant to Paragraph 2 of each such ACP Partner's Contribution Agreement and Section 3.3 below.

        3.3     Closing Adjustments.

                (a) Generally. All real estate taxes, charges and assessments affecting a Property, all charges for water, sewer, electricity, gas and all other utilities and operating expenses with respect to a Property, to the extent not paid or payable by tenants under the Leases (as defined in Section 6.7 below and as described on Schedule 6.7A attached hereto), shall be apportioned on a per diem basis as of midnight on the date immediately preceding the Closing. All such expenses for the period preceding the Closing shall be deemed expenses of the ACP Shareholders and all such expenses commencing as of the Closing with respect to such Property shall be deemed to be expenses of Highwoods. Amounts owed under this paragraph shall be paid to the party to whom they are owed in cash at the Closing or in the Post-Closing Adjustment Period (as defined below) in the same manner as if the underlying real property were being sold. If any real estate taxes, charges or assessments have not been finally assessed as of the Closing Date for a Property for the then current calendar tax year, they shall be adjusted at the Closing based upon the most recently issued bills therefor. The provisions of this Section 3.3(a) shall survive the Closing. With respect to unpaid real estate taxes, charges and assessments, all apportionments hereunder will be made on the assumption that Highwoods will pay such amounts timely such that it will be entitled to receive the maximum discount available under state and local laws.

                (b) Rent. Except for delinquent rent, all rent under an ACP Partnership's Leases and other income attributable to a Property shall be apportioned on a per diem basis as of midnight on the date immediately preceding the Closing. All such rent and other income, including commissions earned, for the period preceding the Closing shall be deemed to be property of the ACP Shareholders, and all rent and other income for any period commencing as of the Closing and thereafter shall be the property of Highwoods for the purpose of making the adjustments set forth herein. All security deposits held by ACP Parties prior to the Closing Date shall be the property of the ACP Shareholders. Amounts owed under this paragraph shall be paid to the party to whom they are owed in cash at the Closing or during the Post-Closing Adjustment Period. Delinquent rent shall not be prorated, but shall be deemed the property of the ACP Shareholders. Payments received by Highwoods from tenants of an ACP Partnership from and after the Closing with respect to a Property shall be applied first to rents then due for the current period from such tenant and then to such tenant's delinquent rent as of the time of apportionment. Highwoods shall use reasonable efforts to collect delinquent rents for the benefit of the ACP Shareholders but in no event shall be obligated to evict or sue any tenants in order to collect such rents and shall cooperate with the ACP Shareholders in the collection of any delinquent amounts; provided, however, that the ACP Shareholders shall not have any rights to evict such tenants for such delinquent amounts. Any amounts received by ACP Parties on account of rent or other income for the period after the Closing with respect to the Property and the related personal property shall be turned over to Highwoods for application in accordance with the terms of this paragraph. All accounts receivable, notes, cash and bank accounts of the ACP Partnerships existing as of the Closing Date shall at Closing, for the purpose of making the adjustments set forth herein, be transferred to or retained by the ACP Shareholders, other than the remaining balance of any escrow accounts for tenant improvements and lease commissions required by Section 10.8 hereof, security deposits and amounts which belong to Highwoods after making the closing adjustments for rent, proration of taxes and operating expenses. Payments received by Highwoods with respect to such accounts receivable after the Closing shall be immediately forwarded to the appropriate ACP Party designated by Mr. Heistand. Except for the adjustments to be made in the Post Closing Adjustment Period, the parties hereto agree that no adjustments to reimbursable income received from tenants for taxes, insurance or common area maintenance expenses will be made because the estimated periodic payments made by tenants of the Properties for 1997 were more or less than the tenant actual prorated share of taxes, insurance and common area maintenance expenses. Notwithstanding anything herein to the contrary, any tax payments relating to a period prior to the Closing that are reimbursed or returned by the applicable taxing authority shall be immediately forwarded to the appropriate ACP Parties designated by Mr. Heistand. The provisions of this Section 3.3(b) shall survive the Closing.

                (c) Preclosing Expenses and Liabilities. The parties acknowledge that not all invoices for expenses incurred with respect to the Properties prior to the Closing will be received by the Closing and that a mechanism needs to be in place so that such invoices can be paid as received. All of the prorations referred to above will be done on an interim basis at the Closing and will be subject to final adjustment in accordance with the provisions hereof within sixty days or such other agreed upon period of time following Closing (the "Post-Closing Adjustment Period"). Upon receipt by Highwoods after Closing of an invoice for a Property's operating expenses which are attributable in whole or in part to a period prior to the Closing and which were not apportioned (or, if apportioned, not correctly apportioned) at Closing, Highwoods shall submit to the ACP Shareholders a copy of such invoice with such additional supporting information as the ACP Shareholders shall reasonably request. Within ten (10) days of receipt of such copy, the ACP Shareholders shall pay to Highwoods an amount equal to the portion of such invoice attributable to the period ending as of midnight on the date immediately preceding the Closing apportioned on a per diem basis.

        3.4 Fluctuation. EACH OF THE ACP PARTIES AND HIGHWOODS ACKNOWLEDGES AND AGREES THAT AFTER THE EXECUTION OF THE CONTRIBUTION AGREEMENTS, THE MARKET VALUE OF THE SHARES WHICH IS CURRENTLY OUTSTANDING MAY INCREASE OR DECREASE IN VALUE AS THE RESULT OF MARKET FLUCTUATIONS, AND THAT ANY SUCH FLUCTUATIONS MAY AFFECT THE VALUE OF THE UNITS. NOTWITHSTANDING THESE FLUCTUATIONS, HIGHWOODS WILL NOT BE REQUIRED TO INCREASE THE NUMBER OF UNITS TO BE ISSUED TO ANY ACP UNIT RECIPIENT (WHOSE PURCHASE PRICE IS PAID IN UNITS) IN THE EVENT OF A DECREASE IN THE MARKET VALUE OF SHARES PRIOR TO THE CLOSING. LIKEWISE, EACH ACP UNIT RECIPIENT WHOSE PURCHASE PRICE IS BEING PAID IN UNITS WILL BE ENTITLED TO THAT NUMBER OF UNITS SET FORTH ON SCHEDULE 3.2(a) HEREOF NOTWITHSTANDING ANY INCREASE IN VALUE OF SHARES PRIOR TO THE CLOSING, AS SUCH INCREASE MAY INURE TO THE BENEFIT OF SUCH ACP UNIT RECIPIENT. NOTWITHSTANDING THE FOREGOING, THIS SECTION
3.4 SHALL NOT PREVENT THE ACP PARTIES FROM BEING ABLE TO TERMINATE THIS MASTER AGREEMENT IN ACCORDANCE WITH SECTION 2.5 IN THE EVENT OF A MATERIAL CHANGE IN THE BUSINESS, FINANCIAL CONDITION OR THE FINANCIAL OR BUSINESS PROSPECTS OF HPI OR HIGHWOODS SINCE MARCH 31, 1997.

        3.5 Partnership Distribution Adjustment. For the first fiscal quarter of Highwoods ending after the Closing Date, partnership distributions attributable to such quarter payable by Highwoods to the ACP Unit Recipients pursuant to
Section 12.2C of the Highwoods Partnership Agreement shall be prorated to take into account the period of time during such quarter that the ACP Unit Recipients were limited partners in Highwoods. Each ACP Unit Recipient shall receive that portion of a full quarterly distribution otherwise attributable to his Units determined by multiplying the amount of such full distribution by a fraction the numerator of which is the number of days during such quarter that the ACP Unit Recipient was a limited partner in Highwoods and the denominator of which is the number of days in such quarter.

        3.6 Non-Acquired Partnership Interests. Except with respect to the Starwood Partnerships (as defined below), in the event an ACP Partner fails to agree to contribute or sell its interests (a "Non-acquired Interest") in an ACP Partnership and either (i) such Non-acquired Interest has an assigned value of at least $5,000,000 or (ii) such Non-acquired Interest together with all other Non-acquired Interests have an aggregate assigned value of at least five percent (5%) of the Aggregate Consideration (prior to any other adjustment), Highwoods shall have the right to exclude the Property or Properties subject to such Non-acquired Interest from this Master Agreement and the transactions contemplated hereby, and an appropriate adjustment will be made to the Aggregate Consideration payable with respect to the Properties to be acquired. The parties agree to use their best efforts to restructure any acquisition of an ACP Partnership which could result in a Non-acquired Interest to allow Highwoods to acquire 100% of the ownership interests in such ACP Partnership, or alternatively, in the Property owned by such ACP Partnership.

        3.7 Adjustment for Starwood Partnerships. In the event that the ownership interests of Starwood Opportunity Fund II, LP in ACP-Venture I, Limited Partnership or in SCG-ACP Master Limited Partnership, or of Starwood Opportunity Fund IV, L.P. in SOFI-IV Tampa Limited Partnership or SOFI-IV Tallahassee Limited Partnership (collectively the "Starwood Partnerships") cannot be acquired because of a failure of the Starwood entities to agree to the acquisition of those partnerships within the terms contemplated by this Master Agreement, the parties hereto agree that all of the other Properties and assets included herein will remain subject to this Master Agreement and the Closing will occur as provided herein, subject to (a) structuring the Transactions in a manner that complies with any applicable agreements with the Starwood entities and (b) the parties mutually agreeing on an adjustment to the Aggregate Consideration payable with respect to the Properties to be acquired. The Aggregate Consideration will be adjusted to reflect the exclusion of the Starwood Partnerships from the ACP Partnerships and the valuation principles otherwise used by Highwoods in valuing the Properties will be applied to revalue the remaining Properties and assets, subject to agreement by ACP. Highwoods and the ACP Shareholders additionally agree that to the extent allowed by any partnership agreement, management agreement or leasing agreement to which the properties owned by ACP-Venture I, Limited Partnership, SCG- ACPI, Limited Partnership, SOFI-IV Tampa Limited Partnership or SOFI-IV Tallahassee

Limited Partnership are subject, any rights which ACP or its affiliates own therein shall be transferred to Highwoods for consideration to be determined by the mutual agreement of the parties hereto, if an adjustment in consideration is appropriate.

        3.8 "Lockup" Agreement. The Units and Shares received at Closing will be subject to a Registration Rights and Lockup Agreement substantially in the form of Exhibit 3.8 (the "Registration Rights Agreement"). Subject to the terms and conditions of the Registration Rights Agreement, any or all Units and Shares received may be fully pledged as collateral for one or more bona fide loans at any time and from time to time after the Closing. The Registration Rights and Lockup Agreement will allow an accelerated release of the "lockup" term in the event of a change in control of or a material adverse change in the financial condition of either HPI or Highwoods or if James R. Heistand is not appointed to the Board or nominated by management and elected to the Board within twelve months of the date of Closing.


                                   ARTICLE IV
                                MERGER WITH ACP

        4.1 Merger. Subject to the Maryland General Corporation Law and the Florida General Corporation Act and on the terms and subject to the conditions of this Master Agreement, the Articles of Merger of ACP with HPI (the "Articles of Merger") and the Agreement and Plan of Merger, the form of which shall be mutually acceptable to the parties, shall be executed and filed, as appropriate, with the States of Maryland and Florida on the Closing Date. The Merger shall be consummated and shall become effective upon the filing of the Articles of Merger (the "Effective Time"). ACP shall merge with and into HPI (the "Merger") in accordance with the Agreement and Plan of Merger and the terms hereof, and the separate existence of ACP shall cease and HPI shall be the surviving corporation (the "Surviving Corporation").

        4.2 Articles of Incorporation. The articles of incorporation of HPI in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation.

        4.3 Fiscal Year. The bylaws of HPI in effect at the Effective Time shall be the bylaws of the Surviving Corporation. The fiscal year of the Surviving Corporation shall end on the last day of December of each year.

        4.4 Directors and Officers. From and after the Effective Time, until successors or additional officers and/or directors are duly elected or appointed in accordance with applicable law, the directors of HPI at the Effective Time shall be the directors of the Surviving Corporation and the officers of HPI at the Effective Time, together with the officers appointed pursuant to Section 5.3, shall be the officers of the Surviving Corporation.

        4.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or any holder of the
Shares:

             (a) Each Share issued and outstanding immediately prior to the Effective Time shall remain outstanding as one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation; and

             (b) Each share of common stock, no par value, of ACP issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive a pro rata share (in whole shares only) of 307,693 Shares and HPI's transfer agent, immediately after Closing, shall issue HPI stock certificates to the holders of the ACP stock certificates representing each such holder's pro rata share of such Shares.

             (c) At Closing, HPI shall issue a total of 1,479,290 freely transferable warrants exercisable at any time after the fifth anniversary of the date of the issuance in a form to be established by mutual agreement of the parties hereto (the "Warrants"), whereby the persons on Schedule 4.5(c), which shall be completed prior to the Closing Date, shall be granted the right to purchase the number of Shares indicated on Schedule 4.5(c) at a purchase price equal to $32.50 as more particularly described in the Warrants.

        The pro rata portion of the merger consideration payable to each holder of ACP shares provided above shall be equal to a fraction, the numerator of which is the number of ACP shares held by such holder immediately prior to the effective time and the denominator of which is the total of all the shares of ACP common stock issued and outstanding immediately prior to the Effective Time. Schedule 4.5 hereto sets forth the proportionate interest of each of the ACP Shareholders (the "ACP Percentage Interests").

        4.6. The ACP Corporations shall each be merged into HPI under the general provisions provided above for the merger of ACP into HPI except that the conversion provisions at Section 4.5 shall be determined upon valuation of each such ACP Corporation. No warrants shall be issued in the merger of the ACP Corporations into HPI. The consideration to be received by the shareholders of the ACP Corporations (other than ACP) is as set forth in Section 3.2(c) hereof.

                                   ARTICLE V
                            COVENANTS AND AGREEMENTS

        5.1 Operation of Business. After making adequate provisions for all prorations contemplated herein, specifically by Section 3.3, and by the Contribution Agreements, the ACP Partnerships and the ACP Corporations may make cash distributions of all cash on hand immediately prior to the Closing and may otherwise distribute all claims or other evidences of money owed to them. Highwoods and the ACP Parties agree to use their reasonable efforts to reconcile prorations and other closing adjustments within the Post-Closing Adjustment Period. In the event any party receives any payments to which any other party is, pursuant to the proration provisions hereof, entitled, such payment shall promptly be delivered to the party so entitled.

        5.2 Brokers. Each of the ACP and ACP Shareholders covenants, represents and warrants to Highwoods and HPI, and Highwoods and HPI covenant, represent and warrant to each of the ACP Parties that, except as indicated on Schedule 5.2 attached hereto which sets forth any and all broker's fees to be paid by HPI and Highwoods, no broker or finder or agent has been involved or engaged by it in connection with the transactions contemplated hereby. Each party hereby agrees to indemnify and hold harmless the other, and Highwoods and HPI agree specifically as related to the persons identified on Schedule 5.2 to hold harmless and indemnify the ACP Parties, from and against any and all broker's or finder's fees, commissions or similar charges incurred or alleged to have been incurred by the indemnified party in connection with the transactions contemplated hereby and any and all loss, liability, cost or expense (including without limitation reasonable attorneys' fees) arising out of any claim that the indemnifying party incurred or created any such fees, commissions or charges.

        5.3 Employment Agreements. At Closing, either HPI or Highwoods and the individuals listed on Schedule 5.3 shall have entered into an Employment Agreement substantially in the form of Exhibit 5.3 attached hereto with such terms as are mutually acceptable to either HPI or Highwoods, as the case may be, and such individuals.

        5.4 Termination of Contracts. Unless otherwise specified by Highwoods in writing, all contracts for the management, development, or leasing of the Properties entered into by the ACP Partnerships with other ACP Parties, if any, must be terminated as of the effective date of Closing so that Highwoods or its designee shall have the exclusive right to manage and lease the Properties.

        5.5. Employees; Benefit Plans. At Closing, either HPI or Highwoods, at their discretion, except as may be provided by the Employment Agreements, shall offer to hire all of the employees (in addition to the employees entering into the Employment Agreements pursuant to Section 5.3) of ACP at their current level of compensation and benefits or their equivalent economic values as such employees were compensated by ACP. With respect to employee benefits plans, employees hired by HPI or Highwoods shall receive credit for years served with ACP.

        5.6 Contribution of the ACP Assets. All personal property listed on
Schedule 5.6 (the "Personal Property"), including the tradenames "Associated Capital Properties" and the associated goodwill, used by ACP in the operation and management of the Properties shall be transferred to Highwoods or HPI in conjunction with the Closing and as partial consideration for the transactions otherwise contemplated by this Master Agreement.

        5.7 The Future Acquisition Properties. The Future Acquisition Properties which have received approval of the Investment Committee are described on
Schedule 5.7 attached hereto. Schedule 5.7 shall be changed from time to time prior to Closing to reflect the approval of other properties submitted by ACP to the Investment Committee, which such approval shall be made within seven days of submission to Highwoods of an investment package satisfactory and complete to Highwoods' business standards. The consideration for the contribution of the Future Acquisition Properties is described at Section 3.2(e).

        5.8 Future Funding Reserve. ACP and the ACP Shareholders covenant that included in the assets to be acquired at Closing will be a cash fund or available reserve in the amount of no less than $3,500,000 subject to reduction prior to Closing for mutually acceptable capital and tenant improvements relating to the Properties. Schedule 5.8 attached hereto lists all such mutually acceptable capital and tenant improvement expenses incurred to date which shall result in a reduction in the reserve. Any additional cost of mutually acceptable improvements will be added to Schedule 5.8 prior to Closing as such expenses are paid. Any amount remaining in the reserve shall be used after Closing solely to pay capital and tenant improvements and leasing commissions on the Properties subject to this Master Agreement.

        5.9 Exclusive Dealing. Neither ACP nor the ACP Shareholders will directly or indirectly, through any officer, partner, agent, or otherwise, (i) solicit or initiate, directly or indirectly, or encourage submission of inquires, proposals, or offers from any potential buyer (other than Highwoods) relating to the disposition of the Properties or ownership interests of any of the ACP Partnerships or the ACP Partners, or any part thereof, or (ii) subject to fiduciary obligations under applicable law as advised by counsel at Goodwin, Procter and Hoar LLP, participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, the disposition of the assets or any ownership interests in ACP, the ACP Partnerships or the Properties or any part thereof, until the first to occur of (a) mutual written termination of this Master Agreement by both Highwoods and the ACP Parties; (b) termination of this Master Agreement by any party in accordance with the provisions hereof, or (c) September 15, 1997 or, if the date for the Closing is extended pursuant to Section 2.3(a), October 16, 1997.

        5.10 Appointment of Heistand to Board. HPI covenants that (i) immediately after Closing, James R. Heistand will be appointed as an advisor (not having any voting right) to the Investment Committee of the Board and (ii) within twelve (12) months of the Closing Date, Mr. Heistand will be appointed to the Board or nominated by management to the Board and elected at the next annual shareholders' meeting of HPI.

Upon such appointment or election, Mr. Heistand will become a voting member of the Investment Committee.

        5.11 Restrictions on Taxable Property Sales. For a period of three (3) years commencing on the Closing Date, Highwoods will not sell, exchange or otherwise enter into a taxable disposition of any Property listed on Schedule 1-6; provided, however, that Highwoods may exchange any Property in a transaction that is treated as a wholly tax-deferred exchange with no boot under Code Section 1031. Highwoods will use its best efforts to have any disposition of a Property occurring at any time prior to the seventh anniversary hereof qualify as a wholly tax-deferred exchange with no boot under Code Section 1031.

        5.12 Option to Repurchase Pending Acquisition Properties. In the event that Highwoods acquires a Pending Acquisition Property or a Future Acquisition Property prior to the Closing and this Master Agreement then terminates and the Closing does not occur, ACP or its designee shall have the option, exercisable at any time prior to the end of the period ending on the 183rd day following such termination, to purchase such Property from Highwoods at Highwoods' fully loaded cost basis in such Property plus an imputed simple interest cost of such cost basis at an annual rate of 8%.

                                   ARTICLE VI
                       REPRESENTATIONS AND WARRANTIES OF
                          ACP AND THE ACP SHAREHOLDERS

        To induce Highwoods and HPI to enter into this Master Agreement and the transactions contemplated hereby, unless otherwise indicated, the ACP Shareholders represent and warrant that the statements contained in this Article VI are true, correct and complete on the date hereof. Pursuant to Section 9.1 hereof, the ACP Shareholders shall deliver to Highwoods at closing a certificate certifying that all such representations and warranties are still true, correct and complete as of the Closing Date, or to the extent that any representation and warranty is not then true, correct and complete, stating the fact or facts which render such representation and warranty untrue. It is the express intention and agreement of the parties that their representations and warranties set forth in this Article VI shall, except to the extent specified herein to the contrary, survive the Closing for a period of 365 days after the Closing Date. The representations and warranties found in Sections 6.2, 6.4, 6.7, 6.9, 6.14, 6.15, 6.16, 6.19, 6.23, and 6.24 shall not survive the Closing except that any representation and warranties in Sections 6.14, 6.16 and 6.23 provided to the Actual Knowledge of a party hereto shall survive the Closing as limited above.

        6.1 Consents. Except as disclosed on Schedule 6.1 which shall be completed and attached hereto prior to the Closing Date, (i) no consents, approvals, waivers, notifications, acknowledgments or permissions which have not been obtained are required in order for the ACP Shareholders, the ACP Corporations or the ACP Partnerships to fully perform its respective obligations under this Master Agreement and

(ii) the execution and delivery of this Master Agreement by the ACP Shareholders and ACP and the consummation of the transactions contemplated hereby by the ACP Shareholders, the ACP Corporations or the ACP Partnerships, including without limitation the execution of any related agreements, will not require the consent of, or any prior filing with or notice to or payment to, any governmental authority or other Person (other than normal and customary transfer taxes, recording and other transactional costs and expenses).

        6.2 Operation of Business. Except as set forth on Schedule 6.2 which shall be completed and attached hereto prior to the Closing Date, from June 30, 1997 through the Closing Date, ACP has conducted its business only in the ordinary course and has not granted any substantial general or uniform increase in the rate of pay of any employees or any substantial increase in salaries to any employees or officers (by means of bonus, pension plan or other contract or otherwise).

        6.3 Absence of Conflicts. Except as set forth on Schedule 6.1 and
Schedule 6.3 which shall be completed and attached hereto prior to the Closing Date, the execution, delivery and performance of this Master Agreement by the ACP Shareholders and ACP and the consummation of the transactions contemplated hereby by the ACP Shareholders, the ACP Corporations and the ACP Partnerships, including without limitation, the execution and delivery of any documents, instruments or agreements contemplated hereby, will not (after a lapse of time, due notice or otherwise) (a) conflict with, violate or result in any breach or default under (i) any provision of any partnership agreement, operating agreement or certificate of any of the ACP Partnerships; (ii) any provision of the articles of incorporation or bylaws of ACP or the ACP Corporations, or (iii) to the ACP Shareholders' Actual Knowledge, any indenture, agreement, instrument or other contract to which the ACP Shareholders, the ACP Corporations and the ACP Partnerships may be bound or relating to or affecting their assets (except for the documents and instruments evidencing and/or securing the Assumed ACP Debt Financing and the Payable ACP Debt Financing); or (b) to the ACP Shareholders' Actual Knowledge, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under or result in the creation or imposition of any Lien on the Properties or related assets in accordance with the terms of this Master Agreement under any indenture, mortgage, contract, agreement, lease, sublease, license, sublicenses, franchise, permit, instrument of indebtedness, security agreement or other undertaking or instrument to which the ACP Shareholders, the ACP Corporations or the ACP Partnerships may be bound or affected.

        6.4 Certification of ACP Financial Statements. The ACP Financial Statements are true, correct and complete in all material respects, are prepared in accordance either with generally acceptable accounting principles or federal income tax principles, consistently applied, and fairly present the financial condition of each of the ACP and ACP Partnerships.

        6.5 Power and Authority of ACP Partnerships. Each of the ACP Partnerships is a partnership, duly formed and validly existing under the laws of the State of Florida. Each partner of the ACP Partnerships which is controlled directly or indirectly by ACP and/or the ACP Shareholders which is not an individual has been duly formed and is validly existing. All partnership interests in each ACP Partnership have been validly issued and fully paid. True, correct and complete copies of each of the partnership agreements and operating agreements, as applicable, of the ACP Partnerships and all amendments thereto and the minutes of any meetings of the partners of the ACP Partnerships have been or will be submitted or made available to Highwoods prior to the Closing Date. Each of the ACP Partnerships has full power and authority to own and operate its properties and the documents and instruments contemplated hereby to which they will be a party, will have been duly authorized by all requisite partnership or company actions on the part of each of the ACP Partnerships. This Master Agreement constitutes, and the documents and instruments contemplated hereby to be executed and delivered by the ACP Shareholders or the ACP Partnerships, as applicable, will, when executed and delivered, constitute the legal, valid and binding obligations of the ACP Shareholders and the ACP Partnerships executing and delivering such instruments and documents, enforceable against them in accordance with their respective terms, subject to bankruptcy and similar laws affecting the remedies or recourse of creditors generally.

        6.6 Power and Authority of ACP and the ACP Corporations. Each of ACP and the ACP Corporations is a corporation duly incorporated, validly existing and authorized to transact business under the laws of the state of its organization with full corporate power and authority to conduct its business as it has been conducted in the past and enter into and perform its obligations under this Master Agreement and each of the documents and instruments contemplated by this Master Agreement to be executed and delivered by ACP and the ACP Corporations. The execution, delivery and performance of this Master Agreement, the consummation of the transactions contemplated hereby and the execution of the documents and instruments contemplated hereby to be executed and delivered by ACP and the ACP Corporations have been duly authorized by all requisite corporate action on the part of ACP and the ACP Corporations and this Master Agreement constitutes, and each of the other instruments and documents to be executed and delivered by ACP and the ACP Corporations hereunder will, when executed by ACP and the ACP Corporations, constitute the legal, valid and binding obligations of ACP and the ACP Corporations, enforceable against them in accordance with their respective terms, subject to bankruptcy and similar laws affecting the remedies or recourse of creditors generally. True, correct and complete copies of each of the charters and bylaws of ACP and the ACP Corporations and all amendments thereto, the minutes of all meetings of the directors or shareholders of each of ACP and the ACP Corporations and the stock ledgers of each of ACP and the ACP Corporations have been submitted or will be made available to Highwoods prior to the Closing Date.

        6.7 Rent Roll and Leases. The schedule of leases which shall be completed and attached hereto prior to the Closing Date as Schedule 6.7A (the "Schedule of Leases") is a true, correct and complete schedule of all leases, subleases and rights of occupancy (claiming directly by, through, under or with the Actual Knowledge of the ACP Shareholders) in effect with respect to each of the Properties, (respectively, the "Leases"). Except as set forth on the Schedule of Leases, there are no other leases, subleases, tenancies or other rights of occupancy (claiming directly by, through, under or with the Actual Knowledge of the ACP Shareholders) in effect with respect to the Properties other than the Leases. True, correct and complete copies of the Leases, together with all amendments and supplements thereto and all other documents and correspondence relating thereto, have been delivered or made available to Highwoods or its agents. Schedule 6.7A includes the rent roll information and is, as of the date shown thereon, true and correct in all material respects. The Schedule of Leases sets forth, as of such date, (i) a list of all tenants under the Leases and the space occupied by each such tenant, (ii) all arrearages owing from such tenants under such Leases (listed on delinquency and default reports attached to the Schedule of Leases and made a part thereof), (iii) the expiration date of the term of such Leases, (iv) the base rent and the rent the tenant under such Lease is currently obligated to pay, (v) the current outstanding balances of any security deposits held pursuant to any Leases, (vi) any prepayments of rent by any tenant under any Lease of more than one (1) month in advance (excluding security deposits which are delineated on the list attached to the Schedule of Leases and made a part thereof) and (vii) whether or not there are rental concessions or abatements under a Lease applicable to any period subsequent to the Closing. Except as set forth on the Schedule of Leases, all such Leases are valid and enforceable and presently in full force and effect, and none of the Leases have been assigned and all brokerage commissions payable under any of the Leases have been paid or will be paid by the ACP Partnerships prior to the Closing Date, except as provided in Schedule 6.7B which shall be completed and attached hereto prior to the Closing Date. All tenant upfit obligations provided for in any of the Leases not set forth on
Schedule 6.7C which shall be completed and attached hereto prior to the Closing Date will be completed or paid for in full prior to the Closing or will be paid from escrow funds established for such purposes. Except as set forth on Schedule 6.7D which shall be completed and attached hereto prior to the Closing Date or the tenant estoppel certificates, none of the ACP Partnerships or any lessee under any Lease, is in default under such Lease, and to the Actual Knowledge of the ACP Shareholders, there is no event which, but for the passage of time or the giving of notice, or both, would constitute a default under such Leases, except such defaults that would not have a material adverse effect on the condition, financial or otherwise or on the earnings, business affairs or business prospects of any of the ACP Partnerships or the Properties. Except as set forth on the Schedule of Leases, no tenant under any of the Leases has an option or right of first refusal to purchase the premises demised under such Leases. The consummation of the transactions contemplated by this Master Agreement will not give rise to any breach, default or event of default under any of the Leases. Each of the Leases is assignable by the applicable ACP Partnership and, except as disclosed on Schedule 6.7E which shall be completed and attached hereto prior to the Closing Date, none of the Leases requires the consent or approval of any party in connection with the transactions contemplated by this Master Agreement.

        6.8 No Contracts. To the Actual Knowledge of the ACP Shareholders, no agreement, undertaking or contract affecting ACP, the Properties or the ACP Partnerships, written or oral, which requires the payment of $50,000 or more will be in existence as of the Closing, except as set forth on Schedule 1-2,
Schedule 6.7A, Schedule 1-5 and Schedule 6.8 which shall be completed and attached hereto prior to the Closing Date (collectively, the "Scheduled Contracts"). Except as specifically set forth on Schedule 6.8 attached hereto, to the ACP Shareholders' Actual Knowledge no party to any Scheduled Contract has breached or defaulted under the terms of such contract, except for such breaches or defaults that would not have a material adverse effect on the business or operations of any of the Properties or any of the ACP Partnerships, as applicable. Except as set forth on Schedule 6.8, none of the Scheduled Contracts requires the consent or approval of any party in connection with the transactions contemplated by this Master Agreement.

        6.9 Title to Property and ACP Partnership Interests. The Descriptive Property Exhibit attached hereto as Schedule 1-6 represents a true, correct and complete description of all ownership interests in the Properties, and to the ACP Shareholders' Actual Knowledge there exist no other ownership interests in the Properties except as disclosed thereon. Either the ACP Partnerships or the ACP Corporations own and will own at the Closing good, valid and marketable fee simple title to the Properties, in such forms and in such percentages as are shown on the Descriptive Property Exhibit hereof; the ACP Partnerships or ACP, respectively, own good, valid and marketable title to all personal property listed on Schedule 6.9 which shall be completed and attached hereto prior to the Closing Date (the "Personal Property").

        6.10 Liabilities; Indebtedness. Except for the Assumed ACP Debt Financing and the Payable ACP Debt Financing, the Leases, the leasing commissions listed on Schedule 6.7B, the Scheduled Contracts and those liabilities disclosed to Highwoods in writing on Schedule 6.10 which shall be completed and attached hereto prior to the Closing Date, no Indebtedness related to the ACP Partnerships, ACP or the ACP Corporations is outstanding in excess of $10,000 and the aggregate amount of such Indebtedness, except as shown in the ACP Financial Statements, of all of such ACP Parties is not in excess of $150,000, except in each instance for trade payables and any other customary and ordinary expenses in the ordinary course of business. At Closing and after giving effect to the transactions contemplated by this Master Agreement, there will exist no default or event which with the passage of time or giving of notice or both would constitute a default with respect to the Assumed ACP Debt Financing. The Payable ACP Debt Financing is unconditionally prepayable in full, without penalty, premium or charges, except as disclosed in Schedule 1-5 attached hereto. Except as shown on the ACP Financial Statements, none of the ACP Partnerships, ACP or the ACP Corporations is subject to or obligated or liable under any Liability in excess of $10,000 and the aggregate amount of such Liabilities, except as shown in the ACP Financial Statements, of all of such ACP Parties is not in excess of $150,000, except for ordinary and customary expenses incurred in the ordinary course of business.

        6.11    Intentionally deleted.

        6.12 Personal Property. All equipment, fixtures and personal property located at or on any of the Properties or at the place(s) of business of ACP, respectively, which is owned or leased by the ACP Partnerships or ACP, as applicable, shall remain at the Properties or at the place(s) of business of ACP and shall not be removed prior to the Closing, except for equipment that becomes obsolete or unusable, which may be disposed of or replaced in the ordinary course of business. The personal property of the ACP Partnerships and of ACP is not subject to any liens except for Permitted Liens.

        6.13 Claims or Litigation. Except as set forth on Schedule 6.13 which shall be completed and attached hereto prior to the Closing Date, neither ACP, any ACP Corporations, any ACP Partnerships nor any of the Properties are subject to any claim, demand, suit or unfiled lien, proceeding or litigation of any kind, pending or outstanding, before any court or administrative, governmental or regulatory authority, agency or body, domestic or foreign, or to any order, judgment, injunction or decree of any court, tribunal or other governmental authority, or, to the Actual Knowledge of the ACP Shareholders, threatened, which would have a materially adverse effect on the business or financial condition of ACP, any ACP Partnership or any of the Properties or in any way be binding upon Highwoods or affect or limit Highwoods' full use and enjoyment of any of the Properties or which would limit or restrict in any way the right or ability of ACP or the ACP Shareholders to enter into this Master Agreement and consummate the assignments, transfers, conveyances and any other transaction contemplated hereby.

        6.14 Hazardous Substances. Except as set forth in the environmental audit reports provided to Highwoods by the ACP Parties and in the environmental assessments of the Properties conducted on behalf of Highwoods (the "Environmental Assessments"), neither ACP nor the ACP Partnerships have generated, stored, released, discharged or disposed of hazardous substances or hazardous wastes at, upon or from any of the Properties in violation of any Environmental Law, order, judgment or decree or permit, or in connection with which remedial action would be required under any Environmental Law, order, judgment, decree or permit. Except as set forth in the environmental audit reports provided to Highwoods by the ACP Parties or in the Environmental Assessments, to the Actual Knowledge of the ACP Shareholders no hazardous substances or hazardous wastes have otherwise been generated, stored, released, discharged or disposed of from, at or upon any of the Properties in violation of any Environmental Law. Except as set forth in the environmental audit reports provided to Highwoods by the ACP Parties or in the

Environmental Assessments, no underground storage tanks are to the ACP Shareholders' Actual Knowledge located on any of the Properties. As used in this Master Agreement, the terms "hazardous substances" and "hazardous wastes" shall have the meanings set forth in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and the regulations thereunder, the Resource Conservation and Recovery Act, as amended, and the regulations thereunder, and the Federal Clean Water Act, as amended, and the regulations thereunder, and such terms shall also include asbestos, petroleum products, radioactive materials and any regulated substances under any Environmental Law, regulation or ordinance.

        6.15 Financial Condition of the Properties, ACP and the ACP Partnerships. Except as set forth in Schedule 6.15 attached hereto, there has been no material adverse change, financial or otherwise, in ACP, any of the ACP Partnerships or any of the Properties as previously disclosed in the ACP Financial Statements.

        6.16 Compliance with Laws. The ACP Partnerships possess such certificates, authorities or permits issued by the appropriate state or federal regulatory agencies or bodies necessary to conduct the business currently conducted by them and, to the ACP Shareholders' Actual Knowledge, there are no proceedings relating to the revocation or modification of any such certificate, authority or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially and adversely affect the condition, financial or otherwise, or the earnings, business affairs or business prospects of any of the ACP Partnerships, or any of the Properties, as applicable. To the ACP Shareholders' Actual Knowledge, there is no material violation of any applicable zoning, building or safety code, rule, regulation or ordinance, or of any employment, environmental, wetlands or other regulatory law, order, regulation or other requirement, including without limitation the Americans With Disabilities Act ("ADA"), or any restrictive covenants or other easements, encumbrances or agreements, relating to any of the Properties, which remains uncured. To the ACP Shareholders' Actual Knowledge: (i) each of the Properties, has been constructed and is operated in accordance with all applicable laws, ordinances, rules and regulations, (ii) all approvals regarding zoning, land use, subdivision, environmental and building and construction laws, ordinances, rules and regulations have been obtained, and (iii) such approvals will not be invalidated by the consummation of the transactions contemplated by this Master Agreement.

        6.17 Employees. None of the ACP Partnerships presently has any employees nor have any of the ACP Partnerships ever had any such employees.

        6.18 Condemnation and Moratoria. There are to the ACP Shareholders' Actual Knowledge (i) no pending or threatened condemnation or eminent domain proceedings, or negotiations for purchase in lieu of condemnation, which affect or would affect any portion of any of the Properties; (ii) no pending or threatened moratoria on utility or public sewer hook-ups or the issuance of permits, licenses or other inspections or approvals necessary in connection with the construction or reconstruction of improvements, including without limitation tenant improvements, which affect or would affect any portion of any of the Properties; and (iii) no pending or threatened proceeding to change adversely the existing zoning classification as to any portion of any of the Properties. To the ACP Shareholders' Actual Knowledge, (x) no portion of any of the Properties is a designated historic property or located within a designated historic area or district, and (y) there are no graveyards or burial grounds located within any of the Properties.

        6.19 Condition of Improvements. Except as disclosed or made known to Highwoods in the course of its inspection activities or except as described on
Schedule 6.19 which shall be completed and attached hereto prior to the Closing Date, there is to the ACP Shareholders' Actual Knowledge no material defect in the condition of (i) any of the Properties, (ii) the improvements thereon, (iii) the roof, foundation, load-bearing walls or other structural elements thereof, or (iv) the mechanical, electrical, plumbing and safety systems therein, nor any material damage from casualty or other cause, nor any soil condition of any nature that will not support all of the Improvements currently thereon without the need for unusual or new subsurface excavations, fill, footings, caissons or other installations.

        6.20 Taxes. Except as set forth on Schedule 6.20 which shall be completed and attached hereto prior to the Closing Date, (i) all tax or information returns required to be filed on or before the date hereof by or on behalf of ACP, the ACP Partnerships or the ACP Corporations have been filed and all such tax or information returns required to be filed hereafter will be filed on or before the date due in accordance with all applicable laws prior to the incurrence of any penalties or interest thereon and all taxes shown to be due on any returns have been paid or will be paid when due; and (ii) to the Actual Knowledge of the ACP Shareholders, there is no action, suit or proceeding pending against or threatened with respect to ACP, the ACP Partnerships or the ACP Corporations or any of the Properties in respect of any tax, nor is any claim for additional tax asserted by any taxing authority. None of ACP, the ACP Partnerships or the ACP Corporations nor to the ACP Shareholders' Actual Knowledge any of their respective federal, state and local income or franchise tax returns are the subject of any audit or examination by any taxing authority. None of ACP, the ACP Partnerships or the ACP Corporations has executed or filed with the Internal Revenue Service or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

        6.21    Intentionally deleted.

        6.22 ERISA; Employee Benefit Plans. Except as disclosed on Schedule 6.22 which shall be completed and attached hereto prior to the Closing Date, no ACP Corporation, ACP Partnership nor any Person which, in conjunction with any of the ACP Corporations or Partnerships, is treated as a single employer under
Section 414 of the Code (referred to as an "ERISA Affiliate") has any officer or employee bonus, incentive compensation, profit-sharing, pension, stock ownership, medical expense reimbursement plan, group insurance or employee welfare or benefit plan of any nature whatsoever (an "Employee Benefit Plan"), including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any "multiemployer plan" within the meaning of ERISA. To the extent, if any, that there has heretofore been any such Employee Benefit Plan in effect, such plan has been terminated, required notice, if any, has been given to the Pension Benefit Guaranty Corporation and received from such ACP Corporation, ACP Partnership or ERISA Affiliate and all liabilities, if any, of any ACP Corporation or ACP Partnership with respect thereto have been fully and finally discharged and released in writing. No ACP Corporation, ACP Partnership or any ERISA Affiliate has any obligation, liability or commitment to any Person with respect to any Employee Benefit Plan that will be the obligation of, or will affect the property or assets of HPI or Highwoods.

        6.23 Absence of Certain Changes. Since June 30, 1997, except as otherwise set forth in this Master Agreement or as disclosed in writing to Highwoods by an ACP Party or as otherwise known to Highwoods, there has not been with respect to ACP or any of the ACP Partnerships:

             (a) any material adverse change in the financial condition of any of such ACP Partnerships;

             (b) any change in the condition of the property, business or liabilities of any of the ACP Partnerships or ACP except normal and usual changes in the ordinary course of business which have not been materially adverse;

             (c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of any of the ACP Partnerships or ACP;

             (d) any sale, abandonment or other disposition by any of the ACP Partnerships or ACP or of any interest in the Properties, or of any personal property other than in the ordinary course of such ACP Partnerships or ACP's business;

             (e) any change in the accounting methods or practices by any of the ACP Partnerships or ACP or in depreciation or amortization policies theretofore used or adopted;

             (f) any material contractual liability incurred by any of the ACP Partnerships or ACP contingent or otherwise, other than for operating expenses, obligations under executory contracts incurred for fair consideration and taxes accrued with respect to operations during such period, all incurred in the ordinary course of business; or

             (g) any other material change in the business of any of the ACP Partnerships or ACP, or any of the Properties.

        6.24 Tradename. ACP owns all right, title and interest in and to the tradename "ASSOCIATED CAPITAL PROPERTIES " and all variations and derivatives thereof and goodwill associated therewith arising out of the use of such tradename (collectively, the "Tradename") free and clear of any Liens or pending or, to the ACP Shareholders' Actual Knowledge, threatened third party claims for infringement or unlawful use thereof, and ACP has the right to sell, transfer, assign and convey the Tradename to HPI. ACP will at Closing, transfer to HPI all of the right, title and interest in the Tradename, including the goodwill associated therewith and the rights to all the variations to the Tradename.

        6.25 Title of ACP Shareholders. The ACP Shareholders own good, valid and marketable title to all of the shares of capital stock in ACP, free and clear of any Lien. The ACP Shareholders' own good, valid and marketable title to their interests in the ACP Partnerships and the ACP Corporations as are being conveyed to Highwoods hereunder and under the Contribution Agreements free and clear of any lien, encumbrance, security interest, option, restriction, subscription or other similar right or interest, and such owner has, to the ACP Shareholders' Actual Knowledge, the absolute and unconditional right, power and authority to perform under the respective Contribution Agreements. Upon the consummation of the Transactions, Highwoods will receive good and marketable title to all such interests of the ACP Shareholders and, to the Actual Knowledge of the ACP Shareholders, all of the ownership interests in all of the ACP Partnerships, ACP and the ACP Corporations which are acquired at Closing, free and clear of any Liens (other than Permitted Liens).


                                  ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES
                                  OF HIGHWOODS

        To induce the ACP Parties to enter into this Master Agreement and the transactions contemplated hereby, Highwoods hereby represents and warrants to the ACP Parties that the statements contained in this Article VII are true, correct and complete as of the date hereof. Highwoods shall deliver to the ACP Parties, as applicable, at Closing a certificate certifying that all such representations and warranties are still true, complete and correct as of the Closing Date, or to the extent that any such representations and warranties are not true, correct and complete, stating the fact or facts which render such representation and warranty untrue. It is the express intention and agreement of Highwoods that the foregoing representations and warranties shall survive the consummation of the transactions contemplated in this Master Agreement, but only to the extent expressly provided in Section 12.4 hereof.

        7.1 Organization and Authority. Highwoods has been duly formed and is validly existing as a North Carolina limited partnership and is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its business as now conducted and is duly qualified or in the process of becoming duly qualified in all jurisdictions where the ownership of its property would necessitate such qualification. Highwoods has all partnership power and authority under the Highwoods Partnership Agreement and its certificate of limited partnership to enter into this Master Agreement and the Contribution Agreements and to enter into and deliver all of the documents and instruments required to be executed and delivered by Highwoods and to perform its obligations hereunder and thereunder.

        7.2 Binding Obligation. The execution and delivery of this Master Agreement, the Contribution Agreements and the documents required to be executed by Highwoods hereunder and thereunder, and the performance of its obligations under this Master Agreement and the Contribution Agreements, have been duly authorized by all requisite partnership action, and this Master Agreement and the Contribution Agreements have been, and such documents will on the Closing date have been, duly executed and delivered by Highwoods. This Master Agreement and the Contribution Agreements do and will, and the documents executed by Highwoods will, constitute the valid and binding obligation of Highwoods enforceable in accordance with their terms, subject to bankruptcy and similar laws affecting the remedies or recourse of creditors generally.

        7.3 Partnership Agreement. The Partnership Agreement and amendments previously delivered to ACP or its attorneys is a true, complete and correct copy of the limited partnership agreement of Highwoods, as amended. The Partnership Agreement is in full force and effect and has not been further amended, modified or terminated except as disclosed to ACP or the ACP Parties.

                                  ARTICLE VIII
                     REPRESENTATIONS AND WARRANTIES OF HPI

        HPI hereby represents and warrants to each ACP Party as follows:

        8.1 Organization and Authority. HPI has been duly formed and is validly existing as a Maryland corporation and has elected under the Code to be treated as a real estate investment trust, and is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its business as now conducted and is duly qualified or in the process of becoming duly qualified in all jurisdictions in which its properties or Highwoods' properties are located. HPI has all power and authority under its organizational documents to enter into this Master Agreement and such other documents as are required hereby and by the Contribution Agreements to be executed by it.

        8.2 Binding Obligations. The execution and delivery of this Master Agreement, the Contribution Agreements and the documents required to be executed by HPI by the terms hereof and thereof, and the performance of its obligations under this Master Agreement, the Contribution Agreements and the documents executed by it, have been duly authorized by all requisite action and this Master Agreement, the Contribution Agreements, and the documents required to be executed by it have been and will on the Closing Date have been, duly executed and delivered by HPI. To the Actual Knowledge of HPI, none of the foregoing requires any action by or in respect of, or filing with, any governmental body, agency or official or contravenes or constitutes a default under any provision of applicable law or regulation, any organizational document of HPI or any agreement, judgment, injunction, order, decree or other instrument binding upon HPI. This Master Agreement does and will, and the documents required to be executed by it will, constitute the valid and binding obligations of HPI enforceable in accordance with their respective terms, subject to bankruptcy and similar laws affecting the remedies or recourse of creditors generally.

        8.3 Securities Filings. HPI has delivered or made available to ACP the registration statement of HPI filed with the SEC in connection with HPI's initial public offering of Shares of HPI common stock, and all exhibits, amendments and supplements thereto (the "Initial Registration Statement"), and each report, proxy statement or information statement and all exhibits thereto prepared by it or Highwoods or relating to the properties of either since the effective date of the Initial Registration Statement each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Highwoods Reports"). The Highwoods Reports, which were filed with the SEC in a timely manner, constitute all forms, reports and documents required to be filed by either HPI or Highwoods under the Securities Laws. As of their respective dates, the Highwoods Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of circumstances under which they were made, not misleading. No material adverse change in the financial condition, business operations or properties of either HPI or Highwoods has occurred that would render any material statement made in any of the Highwoods Reports materially untrue or misleading.

        8.4 REIT Status of HPI. HPI is organized and operates and will continue to operate in a manner so as to qualify as a "real estate investment trust" under Section 856 thorough 860 of the Code. HPI has elected, and will continue to elect, to be taxed as a "real estate investment trust" under the Code.

                                   ARTICLE IX
                               CLOSING DELIVERIES

        9.1 ACP Closing Deliveries. At Closing or at such earlier date if otherwise provided in this Master Agreement or if otherwise expressly agreed by Highwoods, ACP shall deliver or cause to be delivered to Highwoods the following documents, instruments, opinions, certificates and statements:

             (a) The documents, instruments, deeds, assignments, affidavits, forms, contracts and agreements required to be delivered under the Contribution Agreements;

             (b) A tenant estoppel certificate in the form attached hereto as
        Exhibit 9.1(b) from each tenant under the Leases; provided, however, this Section 9.1(b) shall be deemed satisfied if such tenant estoppel certificates are delivered from tenants the leases of which provide 75% of the aggregate net operating income of the improved Properties (the "Tenant Estoppel Coverage Requirement"). ACP agrees to send tenant estoppel certificates to all tenants of the Properties and request that such tenant estoppel certificates be completed and returned for delivery to Highwoods. To the extent that ACP and the ACP Shareholders shall not have satisfied the Tenant Estoppel Coverage Requirement by Closing, Highwoods and HPI shall have the option at their sole discretion to either (i) terminate this Master Agreement in which case the provisions of Section 2.3(a) shall apply to such termination or (ii) extend the Closing Date for up to thirty days during which time ACP and the ACP Shareholders shall continue to diligently solicit and obtain additional tenant estoppel certificates in order to satisfy the Tenant Estoppel Requirement Coverage by the extended Closing Date. In the event, however, that, notwithstanding the diligence of ACP and the ACP Shareholders, the Tenant Estoppel Coverage Requirement has not been satisfied by the extended Closing Date, then Highwoods and HPI at their sole discretion shall have the option to either waive the requirements of this Section 9.1(b) or terminate the Master Agreement under the provisions of Section 2.3(a) hereof. Highwoods shall indicate its choice of options hereunder by delivery of a written notice as provided by
        Section 13.1 hereof to James R. Heistand on or before the Closing Date or the extended Closing Date, as applicable. Notwithstanding the above to the contrary, the ACP Shareholders shall, at any time prior to Highwoods electing to terminate this Master Agreement pursuant to this
        Section 9.1(b), be deemed to have satisfied the Tenant Estoppel Coverage Requirement by executing a sufficient number of certificates (certifying the same matters set forth in the tenant estoppel certificates submitted to tenants which were not received) (the "Owner Estoppel Certificates") related to tenants which when added to the tenant estoppel certificates that have been received, will equal 75% or more of the aggregate net operating income of the improved Properties. ACP will agree to indemnify Highwoods from any and all loss or damage incurred by Highwoods resulting from the inaccuracy of any matter contained in such certificates executed by ACP. Notwithstanding the representations and warranties of ACP to its Actual Knowledge related to the Leases as set forth in Section 6.7 above, the Owner Estoppel Certificates shall not be limited to ACP's Actual Knowledge, but rather shall contain unconditional representations; provided, further, that ACP will be released from liability under the above referenced indemnifications pari passu with the receipt of executed tenant estoppels subsequent to Closing.

             (c) A lender's estoppel certificate and assumption agreement from each of the holders of the Assumed ACP Debt Financing ;

             (d) A certified payoff letter, effective through the Closing Date, from each of the holders of the Payable ACP Debt Financing, and such evidence of cancellation of documents or instruments as Highwoods reasonably may require;

             (e) If requested by Highwoods, quit claim deeds or articles of merger and dissolution and bills of sales to facilitate the dissolution of the ACP Partnerships hereto in form and substance satisfactory to Highwoods and its counsel;

             (f) An assignment of the Tradename and all derivatives or variations thereof used prior to the Closing Date in form and substance satisfactory to Highwoods and its counsel;

             (g) A certificate confirming that representations and warranties are still true, correct and complete as of the Closing Date.

        9.2 Additional Deliveries. ACP and each of the ACP Shareholders agrees to execute and deliver to Highwoods or cause to be executed and delivered to Highwoods such further documents, instruments, statements, opinions, certificates, deeds, waivers and agreements as Highwoods reasonably may deem necessary or appropriate to carry out the terms and provisions of this Master Agreement.


                                   ARTICLE X
                            CONDITIONS PRECEDENT TO
                            HIGHWOODS'S PERFORMANCE


        The obligations of Highwoods to consummate the transactions provided for herein on the Closing Date are subject to the fulfillment on or before the Closing Date of each of the conditions in this Article X, except to the extent that Highwoods may, in its absolute discretion, waive one or more thereof in writing in whole or in part, unless expressly provided otherwise herein.

        10.1 Representations, Warranties and Covenants. The representations and warranties of ACP and the ACP Shareholders contained herein shall be true in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date and the covenants and agreements of the ACP Parties set forth herein shall have been complied with through the Closing Date in all material respects, and a certificate of such effect shall be executed and delivered to Highwoods by ACP and the ACP Shareholders on and as of the Closing Date.

        10.2 Consents. The consents described in Schedules 6.1 and 6.7E, other than required consents of the Starwood Partnerships and other ACP Partner consents, shall have been obtained in form reasonably satisfactory to Highwoods.

        10.3 Document Deliveries. ACP and the ACP Shareholders shall have delivered or caused to be delivered to Highwoods the documents, instruments and other items referred to in Article IX above.

        10.4 No Adverse Proceedings. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against any of the parties to this Master Agreement, or any of the shareholders, members, officers or directors of any of them, or any of the assets of any of the ACP Corporations, or any of the ACP Partnerships wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would cause a material adverse effect on the right of Highwoods to own, operate or control the ACP Partnerships (and no such judgment, order, decree, stipulation, injunction or charge shall be in effect) or own the assets of ACP, the ACP Partnerships or the ACP Corporations. "Material adverse effect" for purposes of this Section 10.4 shall mean that the transactions contemplated by this Master Agreement cannot be consummated due to any adverse proceeding contemplated hereby.

        10.5    Intentionally deleted.

        10.6 Legal Opinion. There shall have been delivered to Highwoods the written legal opinion of Goodwin, Procter & Hoar LLP, counsel for the ACP Partnerships and ACP, dated as of the Closing Date, in form reasonably acceptable to Highwoods and its counsel.

        10.7 Other Assurances. The ACP Parties shall have delivered to Highwoods such other and further certificates, assurances and documents as Highwoods may reasonably request to evidence the accuracy of the representations and warranties made pursuant to Article VI, the performance of covenants and agreements to be performed pursuant to Article V at or prior to the Closing, and the fulfillment of the conditions to Highwoods's obligations hereunder.

        10.8 Funded Reserve - Independent Square. Schedule 10.8 hereto sets forth the transactional expenses incurred by the ACP Partnership owning Independent Square in connection with the Accustaff and the Prudential leases at such Property. Schedule 10.8 shall be adjusted from time to time prior to Closing to add any other transactional expenses incurred in connection with such leases with the approval of

Highwoods, which approval shall not be unreasonably withheld. As of Closing, the ACP Partnership owning Independent Square shall have established a funded reserve for an amount equal to the difference between $7,000,000 and the total amount listed on Schedule 10.8 at the time of Closing.

        10.9 Distribution of Earnings and Profits. ACP and the ACP Shareholders prior to the Closing Date shall cause its accountants to determine and to allow Ernst & Young LLP to review and calculate the accumulated earnings and profits of ACP and each of the ACP Corporations. ACP and each of the ACP Corporations shall distribute 100% of such accumulated earnings and profits as calculated by its accountants and approved by Ernst & Young LLP to the shareholders of the respective corporations prior to the Closing Date.



                                   ARTICLE XI
                              CONDITIONS PRECEDENT
                          TO ACP PARTIES' PERFORMANCE

        The obligations of ACP and the ACP Shareholders to consummate the transactions provided for herein and the obligations of the ACP Parties under the Contribution Agreements are subject to the fulfillment on or before the Closing Date of each of the conditions in this Article XI, except to the extent that the ACP Shareholders may, in their absolute discretion, waive in writing one or more thereof in whole or in part.

        11.1 Representations and Warranties. The representations and warranties of Highwoods and HPI contained herein shall be true in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date, and the covenants of Highwoods and HPI set forth herein shall have been complied with in all material respects through the Closing Date, and a certificate to such effect shall be executed and delivered to the ACP Parties by HPI and Highwoods on and as of the Closing Date.

        11.2 Payment of Purchase Price. Highwoods and HPI shall have paid the Aggregate Consideration in the manner described in Articles III and IV.

        11.3 No Adverse Proceedings. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced, no investigation by any governmental or regulatory authority shall have been commenced, and no action, suit or proceeding by any governmental or regulatory authority shall have been threatened, against any of the parties to this Master Agreement, or any of the shareholders, officers or directors of any of them, or any of the assets of Highwoods or HPI wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent consummation of any of the transactions contemplated by this Master

Agreement, (ii) cause any of the transactions contemplated by this Master Agreement to be rescinded following consummation or (iii) cause a material adverse effect on the right of Highwoods or HPI to own, operate or control the Properties (and no such judgment, order, decree, stipulation, injunction or charge shall be in effect).

        11.4 Legal Opinion. There shall have been delivered to the ACP Parties the written opinion of Highwoods special counsel, Smith Helms Mulliss & Moore, L.L.P., dated the Closing Date, in form reasonably acceptable to the ACP Parties.

        11.5 Consents of ACP Partners and Third Parties. Except as provided in
Section 3.7, to the extent that the lack of a required consent by an ACP Partner or any third party would create an impossibility otherwise for an ACP Party to perform hereunder, such consent shall be a condition precedent to the performance of the ACP Parties or to the specific act for which such consent is required.

        11.6. No Adverse Change. There shall have occurred no material adverse change in the business, financial condition or the financial or the business prospects of Highwoods or HPI since March 31, 1997. A "material adverse change" for purposes of this Section shall include, but not be limited to, (i) any class action claim under Rule 10b-5 of the Exchange Act against either Highwoods or HPI which, if determined adverse to Highwoods or HPI, could reasonably be expected to have a materially adverse impact on Highwoods or HPI or (ii) the loss by HPI of investment grade credit status by either of the rating agencies, i.e., Moody's or Standard and Poors.



                                  ARTICLE XII
                                   INDEMNITY

        12.1 Representations and Warranties of ACP Shareholders. The ACP Shareholders hereby agree, for themselves and their successors and assigns, jointly and severally, to indemnify, defend and hold both Highwoods and HPI harmless from and against any and all damage, cause of action, proceeding, expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses), loss, cost, claim or liability (each a "Claim") suffered or incurred by either Highwoods or HPI as a result of any material untruth or inaccuracy in the representations and warranties made in Sections 6.1, 6.3, 6.5, 6.6, 6.8, 6.10, 6.12, 6.13, 6.17, 6.18, 6.20, 6.22 or
6.25 of this Master Agreement, and, to the extent of a representation or warranty made to the Actual Knowledge of a party hereto, those made in Sections 6.14, 6.16 and 6.23.

        12.2 Scope of ACP Indemnity. Notwithstanding anything to the contrary otherwise provided in this Master Agreement, the indemnification set forth in
Section 12.1 and the ACP Shareholders' liability for a Claim shall only extend to (i) any Claim arising under Section 6.10 hereof of which written notice has been given to the ACP Shareholders within thirty-six months following the Closing, (ii) any Claim arising under Section 6.20 (a "Tax Claim") of which written notice has been given to the ACP

Shareholders at any time within the applicable statute of limitations for such Tax Claim to be asserted by the IRS and (iii) any other Claim of which written notice has been given to the ACP Shareholders within twelve months following the Closing. For purposes of the foregoing, such written notice shall include the specific facts and circumstances giving rise to the Claim for indemnification.

        12.3 ACP Dealings with ACP Parties. The ACP Shareholders agree to indemnify and hold harmless Highwoods, its affiliates, its officers and directors against claims made or threatened within three years following the Closing, including reasonable attorneys fees defending such claims, arising from the conduct or actions of the ACP Shareholders in obtaining agreements and consents from the ACP Parties and their partners, shareholders, or affiliates relating to the transactions contemplated herein. Such indemnification shall not, however, extend to any claim filed by such ACP Party or affiliate thereof against Highwoods or HPI relating to information concerning either of them (other than any information provided to Highwoods or HPI by ACP or its shareholders).

        12.4 Representations and Warranties of Highwoods. Highwoods hereby agrees, for itself and its successors and assigns, to indemnify, defend and hold ACP, the ACP Shareholders and the ACP Partners harmless from and against any Claim suffered or incurred by them as a result of any of the following:

             (a) any untruth or inaccuracy in any representations or warranties herein; or

             (b) to the extent as of the Closing Date that any of the ACP Parties or ACP Partners have not been released from any liability under or guaranty of the Assumed ACP Debt Financing or to the extent any recourse is sought against such party under the Payable ACP Debt Financing after the Closing Date.

Except as provided in Section 12.5 below, it is the express intention and agreement of the parties that the foregoing indemnity shall survive the consummation of the transactions contemplated in this Master Agreement; provided, however, that Highwoods shall not have any liability for expenses, damages, losses, costs or liability incurred by ACP with respect to any Claim other than principal and interest or collection costs or other similar expenses related thereto under any Payable ACP Debt Financing or Assumed ACP Debt Financing, which arises or is asserted more than twelve (12) calendar months after the Closing Date.

        12.5 Highwoods Indemnity Regarding SEC Filings. HPI and Highwoods shall indemnify and hold harmless ACP, its affiliates, its officers and directors, the ACP Shareholders and the ACP Partners against any loss or claim, including reasonable attorneys fees defending such claims, arising in connection with any claim made or threatened within three years following the Closing based on any misstatements or omissions contained in any reports or filings made by Highwoods or HPI with the SEC (other than any information provided to Highwoods or HPI by ACP or the ACP Shareholders). Notwithstanding any other provision of this Master Agreement, the ACP Parties shall not be deemed to have waived any rights they may have under the federal securities laws in connection with the transactions contemplated hereby.

        12.6 Notice to Indemnitors. Any party entitled to indemnification under this Master Agreement (the "Indemnified Party") shall give prompt written notice to the party against whom indemnity is sought pursuant to this Master Agreement (the "Indemnifying Party") as to the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Master Agreement. Except as otherwise provided in Sections 12.2, 12.3, 12.4 and 12.5, the omission of the Indemnified Party to notify the Indemnifying Party of any such claim shall not relieve the Indemnifying Party from any liability in respect of such claim which it may have to the Indemnified Party on account of this Master Agreement, except, however, the Indemnifying Party shall be relieved of liability to the extent that the failure so to notify
(a) shall have caused prejudice to the defense of such claim, or (b) shall have increased the costs or liability of the Indemnifying Party by reason of the inability or failure of the Indemnifying Party (because of the lack of prompt notice from the Indemnified Party) to be involved in any investigations or negotiations regarding any such claim, nor shall it relieve the Indemnifying Party from any other liability which it may have to the Indemnified Party. In case any such claim shall be asserted or commenced against an Indemnified Party and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate in the negotiation or administration thereof and, to the extent it may wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party, and, after notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense thereof, which notice shall be given within thirty (30) days of its receipt of such notice from such Indemnified Party, the Indemnifying Party will not be liable to the Indemnified Party hereunder for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. In the event that the Indemnifying Party does not wish to assume the defense, conduct or settlement of any claim, the Indemnified Party shall not settle such claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

        12.7 Effect of Indemnity. Nothing in this Article XII shall be construed to mean that either Highwoods or the ACP Parties shall be responsible for any obligations, acts or omissions of the other prior to Closing except for such obligations and liabilities expressly assumed pursuant to this Master Agreement.

                                  ARTICLE XIII
                                 MISCELLANEOUS

        13.1 Notices. All notices and demands which either party is required or desires to give to the other shall be given in writing by personal delivery, express courier service, certified mail, return receipt requested, or by telecopy to the address or telecopy number set forth below for the respective parties. All notices and demands so given shall be effective upon the delivery of the same to the party to whom notice or a demand is given, if personally delivered, or if sent by telecopy. If notice is by deposit with an express courier service, it shall be effective on the next business day (if sent for next business day delivery) following such deposit or, if notice is sent by certified mail, return receipt requested, it shall be effective upon receipt.

NOTICES TO THE ACP PARTIES:

                To the ACP Parties, to the addressee at the address indicated on
                Schedule 13.1 attached hereto.

with copies to:

                Goodwin, Procter & Hoar LLP
                Exchange Place
                Boston, Massachusetts  02109
                Attn:  Gilbert G. Menna
                Telephone: (617) 570-1433
                Telefax:        (617) 523-1231

NOTICES TO HIGHWOODS:

                HIGHWOODS PROPERTIES, INC.
                3100 Smoketree Court, Suite 600
                Raleigh, North Carolina 27604
                Attention:  Ronald P. Gibson
                Telephone:  (919) 872-4924
                Telefax:    (919) 876-6929

with copies to:

                HIGHWOODS PROPERTIES, INC.
                3100 Smoketree Court, Suite 600
                Raleigh, North Carolina  27604
                Attention:  Mack D. Pridgen, III
                Telephone:  (919) 872-4924
                Telefax:    (919) 876-6929

No notice required or permitted under this Master Agreement need be sent to any ACP Party in more than one legal capacity unless such notice relates to such ACP Party in that legal capacity.

        13.2 Counterparts. This Master Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        13.3 Severability. Any provision of this Master Agreement which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision on any other jurisdiction.

        13.4 Assigns. This Master Agreement shall be binding upon and inure to the benefit of any and all successors, assigns, or other successors in interest of HPI and Highwoods. This Master Agreement shall be binding upon and inure to the benefit of any and all respective successors, assigns, personal representatives, executors, or other successors in interest of ACP or the ACP Shareholders; provided, however, that neither ACP nor the ACP Shareholders shall assign its rights or delegate its obligations hereunder without the prior written consent of Highwoods, which may be withheld for any reason. Neither Highwoods nor HPI shall assign its rights or delegate its obligations hereunder without the prior written consent of the ACP Shareholders which may be withheld for any reason. This Master Agreement shall not confer any rights or remedies upon, or establish any obligations of, any person or entity other than Highwoods, HPI, ACP, the ACP Shareholders and their respective successors and permitted assigns.

        13.5    Confidentiality.

                A. Each party shall ensure that all confidential information which such party or any of its respective officers, directors, employees, counsel, agents or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities or future prospects of the other party, any affiliate or subsidiary of the other party or any tenant, customer or supplier of such other party, or any such affiliate or subsidiary, shall not be published, disclosed or made accessible by any of them to any other person or entity at any time or used by any of them, in each case without the prior written consent of the other party; provided, however, that the restrictions of this sentence shall not apply: (i) to the extent that disclosure may otherwise be required by law; (ii) to the extent such information shall have otherwise become publicly available; or (iii) to disclosure by or on its behalf to its lender(s) for the purpose of obtaining financing in connection with the proposed acquisition of the Properties.

                B. In the event of termination of the Master Agreement, each party promptly will deliver or certify destruction to the other party of all documents, work papers and other material (and any reproductions thereof) obtained by each party or on its behalf from such other party or its affiliates or subsidiaries in connection with the subject transaction, whether so obtained before or after the execution hereof, and will itself not use any information so obtained and will use its good faith and diligent efforts to have any information so obtained kept confidential and not used in any way detrimental to such other party, subject to the limitations in the preceding paragraph.

        13.6 Public Disclosure. Before the Closing, except as otherwise agreed, neither Highwoods nor ACP shall make any public release of information regarding the matters contemplated herein except (i) that a joint press release in agreed form shall be issued by Highwoods and ACP as promptly as is practicable after the execution of the Master Agreement, (ii) that Highwoods and ACP may each continue such communications with employees, tenants, suppliers, lenders, partners, and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other party or the prompt consummation of the transactions contemplated by this letter, and
(iii) as required by law. In the event disclosure is required by law, the party so required to disclose shall immediately notify the other and the parties agree to cooperate in good faith to make such required disclosure on a mutually agreed basis.

        13.7 Remedies. In the event that any party defaults or fails to perform any of the conditions or obligations of such party under this Master Agreement or any other agreement, document or instrument executed in connection with this Master Agreement, or in the event that any such party's representations or warranties contained herein or in any such other agreement, document or instrument are not true and correct as of the date hereof and as of the Closing Date, any other party shall be entitled to exercise any and all rights and remedies available to it by or pursuant to this Master Agreement, documents or instruments contemplated hereby or at law (statutory or common) or in equity including specific performance; provided, however, that in the event of a Closing of the transactions contemplated by this Master Agreement, the rights and remedies of each party shall be limited to the rights contained in Article XII and in Section 3.3 relating solely to those closing adjustments allowed to be made in the Post-Closing Adjustment Period of this Master Agreement.

        13.8 Break-Up Fee. In the event ACP or the ACP Shareholders for any reason elect not to proceed with the transactions contemplated hereby, other than as a result of (i) failure of the conditions precedent to Closing, or (ii) the termination of this

Master Agreement as described at Sections 2.3(a) or 2.5, ACP and the ACP Shareholders agree to pay to Highwoods a sum equal to Highwoods' actual out-of-pocket expenses incurred in connection with the transactions contemplated hereby up to a maximum amount of $1.0 million plus a "break-up" fee of $15,000,000. In the event, Highwoods for any reason elects not to proceed with the transactions contemplated hereby, other than as a result of (i) failure of the conditions precedent to Closing, (ii) its election in its sole discretion to terminate this Master Agreement under Section 2.4(b) hereof during its Review Period, or (iii) the failure of the ACP Parties to deliver the required marketable title under Section 6.9 hereof, or (iv) the termination of this Master Agreement as described at Section 2.3(b), Highwoods agrees to pay to ACP and the ACP Shareholders a sum equal to the ACP Parties' actual out-of-pocket expenses incurred in connection with the transactions contemplated hereby up to a maximum amount of $1.0 million plus a "break-up" fee of $15,000,000. The payment of any sums due under this paragraph shall be made within two (2) business days of such termination. Each party acknowledges to the other that each has incurred and will incur substantial expenses in performing their respective preliminary underwriting and investigations concerning this transaction, that substantial action and activity will occur in reliance on the commitments made hereunder and that adequate consideration exists for the foregoing agreements. It is not the intention of any party hereto that this Master Agreement may be terminated solely by the payment of the "break up" fees provided by this section and that the remedy for specific performance is available to either party notwithstanding anything in this section to the contrary.

        13.9 Captions. The captions and headings set forth in this Master Agreement are for convenience of reference only and shall not be construed as a part of this Master Agreement.

        13.10 Exhibits and Schedules. All exhibits and schedules referred to in this Master Agreement and attached hereto shall be deemed and construed as part of this Master Agreement and for all purposes all such exhibits and schedules are hereby specifically incorporated herein by reference. Any disclosure on one exhibit or schedule shall be deemed to also constitute disclosure on all other exhibits and schedules to the extent applicable.

        13.11 Merger Clause. This Master Agreement and the Contribution Agreements, including the exhibits and schedules incorporated herein and therein, contain the final, complete and exclusive statement of the agreement among the parties with respect to the transactions contemplated herein, and all prior or contemporaneous oral and all prior written agreements, including the letter of intent between the parties dated August 14, 1997, with respect to the subject matter hereof are terminated and of no force and effect.

        13.12 Amendments and Waiver. No change, amendment, qualification, cancellation or termination hereof shall be effective unless in writing and duly executed by each of the parties hereto. No failure of any party to enforce any provisions hereof or to resort to any remedy or to exercise any one or more of alternate remedies and no delay in enforcing, resorting to or exercising any remedy shall constitute a waiver by that party of its right subsequently to enforce the same or any other provision hereof or to resort to any one or more of such rights or remedies on account of any such ground then existing or which may subsequently occur.

        13.13 Governing Laws. This Master Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina and of the United States of America.

        13.14 Best Efforts. Highwoods, ACP and the ACP Shareholders acknowledge that this Master Agreement and the undertakings therein are time critical and sensitive. Each of the parties hereto therefore agree to use their individual and collective best efforts in good faith to effect the Closing and to proceed with the transactions contemplated by this Master Agreement as promptly as is reasonably practicable.

        IN WITNESS WHEREOF, the parties have duly executed this Master Agreement by their hands and under seal affixed hereto as of the date and year first above written.

                                HIGHWOODS PROPERTIES, INC.
ATTEST:

                                By: ___________________________________
                                    President and Chief Executive Officer

----------------------
           _____ Secretary


[CORPORATE SEAL]


                      HIGHWOODS/FORSYTH LIMITED PARTNERSHIP

                                By:     Highwoods Properties, Inc.,
                                        General Partner

                      By: ___________________________________
                      Title: _________________________________

                      ASSOCIATED CAPITAL PROPERTIES, INC.
ATTEST:

                     By: ___________________________________
                                              _____ President
----------------------
           _____ Secretary


[CORPORATE SEAL]

                                ACP SHAREHOLDERS


                                James R. Heistand


                                Dale Johannes


                                Allen deOlazarra

                         LIST OF SCHEDULES AND EXHIBITS



Schedule 1              ACP Partnerships

Schedule 1-1            ACP Corporations

Schedule 1-2            Assumed ACP Debt Financing

Schedule 1-3            Exchange Option Agreements

Schedule 1-4            Purchase Option Agreements

Schedule 1-5            Payable ACP Debt Financing

Schedule 1-6 Descriptive Property Exhibit of Owned Properties and Ownership Interests

Schedule 2.4(c)         Prepayment Penalties

Schedule 3.1(a)(A)      Owned Properties

Schedule 3.1(a)(B)      Pending Acquisition Properties

Schedule 3.1(b)         Future Acquisition Properties

Schedule 3.2(a)         Aggregate Consideration/Unit Recipients and Cash
Recipients

Schedule 3.2(c)         Aggregate Consideration/Shares for ACP
                        Corporations

Schedule 4.5            List of ACP Shareholders and their Stock Ownership

Schedule 4.5(c)         Warrant Recipients

Schedule 5.2            Brokers

Schedule 5.3            ACP Employees Subject to Employment Agreements

Schedule 5.6            Personal Property of ACP

Schedule 5.7            Future Acquisition Properties - Property Description

Schedule 5.8            Capital and Tenant Improvements and Leasing
                        Commissions

Schedule 6.1            Required Consents

Schedule 6.2            Operation of Business - Exceptions

Schedule 6.3            Conflicts

Schedule 6.7A           Schedule of Leases

Schedule 6.7B           Lease Commissions Assumed

Schedule 6.7C           Tenant Upfit Obligations

Schedule 6.7D           Lease Defaults

Schedule 6.7E           Lease Consents

Schedule 6.8            Scheduled Contracts

Schedule 6.9            Personal Property of ACP Partnerships

Schedule 6.10           Assumed Liabilities - Disclosed

Schedule 6.11           Insurance

Schedule 6.13           Claims or Litigation

Schedule 6.15           Exceptions to Financial Condition

Schedule 6.19           Condition of Improvements

Schedule 6.20           Taxes

Schedule 6.22           Employee Benefit Plans

Schedule 10.8           Independent Square Transaction Expenses

Schedule 13.1           Names and Addresses of ACP Parties

Exhibit 3.1(d)          Form of Right of First Refusa
Exhibit 3.8             Form of Registration Rights Agreement

Exhibit 5.3             Form of ACP Employment Agreement

Exhibit 9.1(b)          Tenant Estoppel Certificate